CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 38 to Registration Statement No. 2-69877 on Form N-1A of our reports dated May 27, 2010, relating to the financial statements and financial highlights of BIF Tax-Exempt Fund (the “Fund) (formerly known as CMA Tax-Exempt Fund) and Master Tax-Exempt LLC, appearing in the Annual Report on Form N-CSR of the Fund for the year ended March 31, 2010. We also consent to the references to us under the headings “Financial Highlights” in the Prospectus and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touch LLP

Princeton, New Jersey
July 28, 2010